NONQUALIFIED STOCK OPTION AGREEMENT

THIS NONQUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) dated as of ________________ (“Grant Date”), is between SPECTRUMDNA, INC., a Delaware corporation (the “Company”), and ___________________, (the “Holder”). Certain capitalized terms used in this Agreement are defined in paragraph 9.

1. Grant of Stock Option, Option Price and Term.

(a) The Company grants to the Holder a Non-Qualified Stock Option to purchase ______________ shares of Stock of the Company (the “Option Shares”) at an exercise price of $____ per share (the “Option Price”) subject to the terms and conditions herein.

(b) The term of this Stock Option shall be a period ending on the earliest of (i) the tenth anniversary of the Grant Date, (ii) the date 90 days after the termination of the Holder’s provision of services to the Company, or (iii) the date one year after the termination of the Holder’s provision of services to the Company due to the death of the Holder (the “Option Period”). During the Option Period, this Stock Option shall vest and be exercisable with respect to the following number of Option Shares as follows: (i) ___________ of the Option Shares shall be vested and exercisable one year from the Grant Date, and (ii) ____________ of the Option Shares shall vest on the first day of each month thereafter, so that this Stock Option will have become fully vested and exercisable on ___________.

(c) The Stock Option granted hereunder is designated as a nonqualified stock option and is not transferable by the Holder except by will or the laws of descent and distribution.

(d) The Company shall not be required to issue any fractional shares of Stock.

2. Exercise.

The Stock Option shall be exercisable during the Holder’s lifetime only by the Holder (or his or her Representative), and after the Holder’s death only by a Representative, in each case during the Option Period. The Stock Option may only be exercised by the delivery to the Company of a properly completed written notice (the “Exercise Notice”), which notice shall specify the number of Option Shares to be purchased and the aggregate Option Price for such shares, together with payment in full of such aggregate Option Price.

Payment of the Option Price shall be by any of the following, or a combination thereof, at the election of the Holder (or Representative):

(i) Cash;

(ii) Check;

(iii) By delivering to the Company an Exercise Notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the Option Price, provided that in the event the Holder (or Representative) chooses to pay the Option Price as so provided, the Holder (or Representative) and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment procedure;

(iv) If at the time of exercise, the Option Shares are not subject to an effective registration statement, by delivering to the Company an Exercise Notice together instructions authorizing the Company to retain from the total number of Option Shares as to which the Stock Option is exercised that number of Option Shares having a Fair Market Value on the date of exercise equal to the Option Price for the total number of Option Shares as to which the Stock Option is exercised;

(v) By combination of any of the foregoing methods of payment.

No shares of Stock shall be issued upon exercise of a Stock Option until full payment therefor has been made. Upon exercise of a Stock Option (or a portion thereof), the Company shall have a reasonable time to issue the Stock for which the Stock Option has been exercised. A Holder shall have all rights of a stockholder of the Company holding the Stock (including, if applicable, the right to vote the shares and the right to receive dividends), when the Holder has given written notice of exercise, has tendered payment in full for such shares and has complied with all requirements specified herein.

3. Payment of Withholding Taxes.

If the Company is obligated to withhold an amount on account of any tax imposed as a result of the exercise of the Stock Option, the Holder shall be required to pay such amount to the Company, as shall be determined by the Company. The Holder acknowledges and agrees that he or she is responsible for the tax consequences associated with the grant of the Stock Option and its exercise.

4. Changes in Company’s Capital Structure.

The existence of a Stock Option will not affect in any way the right or authority of the Company or its stockholders to make or authorize (a) any or all adjustments, reclassifications, reorganizations or other changes in the Company’s capital structure or its business; (b) any merger or consolidation of the Company’s capital or business structure; (c) any merger or consolidation of the Company; (d) any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Stock or the rights thereof; (e) the dissolution or liquidation of the Company; (f) any sale or transfer of all or any part of its business or assets; or (g) any other corporate act or proceeding, whether of a similar character or otherwise.

In the event of any Company stock dividend, stock split, combination or exchange of shares, recapitalization or other change in the capital structure of the Company, corporate separation or division of the Company (including, but not limited to, a split-up, spin-off, split-off or distribution to Company stockholders other than a normal cash dividend), sale by the Company of all or a substantial portion of its assets (measured on either a stand-alone or consolidated basis), reorganization, rights offering, partial or complete liquidation, or any other corporate transaction, Company share offering or other event involving the Company and having an effect similar to any of the foregoing, the Company may make such substitution or adjustments in the (A) number and kind of shares that may be delivered under this Stock Option, (B) exercise price of this Stock Option and (C) other characteristics or terms of this Stock Option as it may determine appropriate in its sole discretion to equitably reflect such corporate transaction, share offering or other event; provided, however, that the number of shares subject to this Stock Option shall always be a whole number.

5. Employment or Service Rights.

No provision of this Agreement or of the Stock Option granted hereunder shall give the Holder any right to continue in the employ or other service of the Company or any Company Affiliates, create any inference as to the length of employment or service of the Holder, affect the right of the Company or Company Affiliates to terminate the employment or service of the Holder, with or without cause, or give the Holder any right to participate in any employee welfare or benefit plan or other program of the Company or any of the Company Affiliates.

6. Waiver; Cumulative Rights.

The failure or delay of either party to require performance by the other party of any provision hereof shall not affect its right to require performance of such provision unless and until such performance has been waived in writing. Each and every right hereunder is cumulative and may be exercised in part or in whole from time to time.

7. Notices.

Any notice which either party hereto may be required or permitted to give the other shall be in writing and may be delivered personally or by mail, postage prepaid, addressed to the Secretary of the Company, at its then corporate headquarters, and the Holder at his address as shown on the Company’s records, or to such other address as the Holder, by notice to the Company, may designate in writing from time to time.

8. Miscellaneous.

The Company may require each person purchasing or receiving shares pursuant to this Stock Option to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend which the Company deems appropriate to reflect any restrictions on transfer. All certificates for shares of Stock or other securities delivered hereunder shall be subject to such stock transfer orders and other restrictions as the Company may deem advisable under the rules, regulations and other requirements of the Securities Exchange Commission, any stock exchange or market on which the Stock is then listed and any applicable Federal or state securities law, and the Company may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

Any amounts owed to the Company or an Affiliate by the Holder of whatever nature may be offset by the Company from the value of any shares of Stock, cash or other thing of value under this Agreement to be transferred to the Holder, and no shares of Stock, cash or other thing of value under this Agreement shall be transferred unless and until all disputes between the Company and the Holder have been fully and finally resolved and the Holder has waived all claims to such against the Company or an Affiliate.

This Agreement shall inure to the benefit of and be binding upon each successor and assign of the Company. All obligations imposed upon a Holder, and all rights granted to the Company hereunder, shall be binding upon the Holder’s heirs, legal representatives and successors.

This Agreement constitutes the entire agreement with respect to the subject matter hereof.

None of the Company or any Affiliate shall have any duty or obligation to disclose affirmatively to a record or beneficial holder of Stock or this Stock Option, and such holder shall have no right to be advised of, any material information regarding the Company or any Affiliate at any time prior to, upon or in connection with receipt or the exercise of this Stock Option.

9. Definitions.

(a)	“Affiliate” means a corporation or other entity controlled by the Company and designated by the Company as such.

(b)
“Fair Market Value” means, as of any given date, if the Common Stock is publicly traded, the closing sales price for the last market trading day prior to such date, or, if not available, the mean between the bona fide bid and asked prices of the Common Stock on the last market trading day prior to such date. In any situation not covered above, the Fair Market Value shall be determined by the Company acting in good faith on such basis as it deems appropriate.

(c)
“Representative” means (i) the person or entity acting as the executor or administrator of a Holder’s estate pursuant to the last will and testament of a Holder or pursuant to the laws of the jurisdiction in which the Holder had his or her primary residence at the date of the Holder’s death; (ii) the person or entity acting as the guardian or temporary guardian of a Holder; (iii) the person or entity which is the beneficiary of the Holder upon or following the Holder’s death; or (iv) any person to whom a Stock Option has been transferred with the permission of the Company or by operation of law; provided that only one of the foregoing shall be the Representative at any point in time as determined under applicable law and recognized by the Company.

(d)	“Stock” means Common Stock, par value $.001 per share, of the Company.

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IN WITNESS WHEREOF, the Company has caused this Nonqualified Stock Option Agreement to be duly executed by an officer thereunto duly authorized, and the Holder has hereunto set his or her hand, all as of the day and year first above written.

The Company:	SPECTRUMDNA, INC.

By:
Name:
Title:

The Holder:

The Holder’s Address: